                                                                    EXHIBIT 99.1
                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Flycast Communications Corporation:

   We have audited the accompanying consolidated balance sheets of Flycast Communications Corporation and subsidiary (the "Company") as of December 31, 1997 and 1998, and the related consolidated statements of operations, common stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of InterStep, Inc. with and into Flycast Communications Corporation on August 30, 1999, which has been accounted for as a pooling-of-interests as described in Note 9 to the consolidated financial statements.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Flycast Communications Corporation and subsidiary at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
October 18, 1999

                       FLYCAST COMMUNICATIONS CORPORATION

                          CONSOLIDATED BALANCE SHEETS
               (In thousands, except share and per share amounts)

                                                               1997      1998
                                                              -------  --------
                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 3,593  $  5,197
  Investments...............................................                183
  Accounts receivable, net of allowance for doubtful
   accounts of $12 and $178, respectively...................      531     3,802
  Prepaid expenses and other assets.........................       40       267
                                                              -------  --------
   Total current assets.....................................    4,164     9,449
PROPERTY AND EQUIPMENT, NET.................................      703     1,945
OTHER ASSETS................................................       18       108
                                                              -------  --------
TOTAL ASSETS................................................  $ 4,885  $ 11,502
                                                              =======  ========
  LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK AND
            COMMON STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable..........................................  $   361  $  2,561
  Accrued liabilities.......................................       82       375
  Accrued compensation and related expenses.................       63       460
  Notes payable to stockholders.............................       58        62
  Short-term capital lease obligations......................       31       490
  Short-term debt...........................................      --        983
                                                              -------  --------
   Total current liabilities................................      595     4,931
LONG-TERM CAPITAL LEASE OBLIGATIONS.........................       40     1,041
LONG-TERM DEBT..............................................      --      3,682
                                                              -------  --------
   Total liabilities........................................      635     9,654
                                                              -------  --------
MANDATORILY REDEEMABLE PREFERRED STOCK:
  Mandatorily redeemable convertible preferred stock,
   $0.0001 par value, 9,904,000 shares authorized:
  Series A, 920,000 shares designated, 911,295 shares issued and outstanding in 1997 and 1998 (aggregate liquidation
   preference $911).........................................      951     1,027
  Series B, 5,500,000 shares designated, 5,324,532 shares
   issued and outstanding in 1997 and 1998 (aggregate
   liquidation preference $7,082)...........................    7,244     7,824
  Series C, 3,484,000 shares designated, 497,785 shares
   issued and outstanding in 1998 (aggregate liquidation
   preference $4,500).......................................      --      5,004
                                                              -------  --------
   Total mandatorily redeemable preferred stock.............    8,195    13,855
                                                              -------  --------
COMMON STOCKHOLDERS' EQUITY (DEFICIT):
  Common stock, $0.0001 par value, 20,000,000 shares
   authorized, 2,827,615 and 3,132,219 shares issued and
   outstanding in 1997 and 1998, respectively...............      247       922
  Common stock options......................................              2,929
  Deferred stock compensation...............................             (1,771)
  Notes receivable from stockholders........................     (227)     (606)
  Accumulated deficit.......................................   (3,965)  (13,481)
                                                              -------  --------
   Total common stockholders' equity (deficit)..............   (3,945)  (12,007)
                                                              -------  --------
TOTAL LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK
 AND COMMON STOCKHOLDERS' EQUITY (DEFICIT)..................  $ 4,885  $ 11,502
                                                              =======  ========

                See notes to consolidated financial statements.

                       FLYCAST COMMUNICATIONS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                                                   Years Ended December 31,
                                                   ---------------------------
                                                    1996      1997      1998
                                                   -------- --------  --------
REVENUE..........................................  $   123  $    934  $  9,282
COST OF REVENUE..................................        5       600     6,118
                                                   -------  --------  --------
GROSS PROFIT.....................................      118       334     3,164
                                                   -------  --------  --------
OPERATING EXPENSES:
  Sales and marketing............................      111     1,393     5,228
  Research and development.......................      218     1,473     3,010
  General and administrative.....................      183       807     2,216
  Stock-based compensation.......................                        1,158
                                                   -------  --------  --------
    Total operating expenses.....................      512     3,673    11,612
                                                   -------  --------  --------
OPERATING LOSS...................................     (394)   (3,339)   (8,448)
INTEREST INCOME..................................        1        95        98
INTEREST EXPENSE.................................       (2)     (102)     (510)
                                                   -------  --------  --------
NET LOSS.........................................  $  (395) $ (3,346) $ (8,860)
                                                   =======  ========  ========
ACCRETION OF MANDATORILY
REDEEMABLE PREFERRED STOCK.......................               (206)     (656)
                                                   -------  --------  --------
LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS.........  $  (395) $ (3,552) $ (9,516)
                                                   =======  ========  ========
BASIC AND DILUTED LOSS PER SHARE.................  $ (0.83) $  (6.03) $  (7.26)
                                                   =======  ========  ========
SHARES USED IN BASIC AND DILUTED LOSS PER SHARE..      476       589     1,311
                                                   =======  ========  ========
PRO FORMA BASIC AND DILUTED LOSS PER SHARE (Note
 1)..............................................                     $  (1.25)
                                                                      ========
SHARES USED IN PRO FORMA BASIC AND DILUTED LOSS
 PER SHARE (Note 1)..............................                        7,589
                                                                      ========


                See notes to consolidated financial statements.

                       FLYCAST COMMUNICATIONS CORPORATION

        CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY (DEFICIT)
                                 (In thousands)

                          Common Stock
                          --------------    Common     Deferred Stock   Notes    Accumulated
                          Shares  Amount Stock Options  Compensation  Receivable   Deficit    Total
                          ------  ------ ------------- -------------- ---------- ----------- --------
BALANCE, JANUARY 1,
 1996...................    475    $ 10                                           $    (18)  $     (8)
ISSUANCE OF COMMON STOCK
 FOR CASH AND NOTES
 RECEIVABLE.............      1     611                                 $ (16)                    595
NET LOSS................                                                              (395)      (395)
                          -----    ----                                 -----     --------   --------
BALANCE, DECEMBER 31,
 1996...................    476     621                                   (16)        (413)       192
CONVERSION OF COMMON
 STOCK TO SERIES A
 PREFERRED STOCK........     (1)   (611)                                   16                    (595)
ISSUANCE OF COMMON STOCK
 FOR CASH AND NOTES
 RECEIVABLE.............  2,284     228                                  (227)                      1
EXERCISE OF COMMON STOCK
 OPTIONS................     68       7                                                             7
ISSUANCE OF COMMON
 WARRANTS IN CONNECTION
 WITH ISSUANCE OF DEBT..              2                                                             2
ACCRETION OF MANDATORILY
 REDEEMABLE PREFERRED
 STOCK..................                                                              (206)      (206)
NET LOSS................                                                            (3,346)    (3,346)
                          -----    ----                                 -----     --------   --------
BALANCE, DECEMBER 31,
 1997...................  2,827     247                                  (227)      (3,965)    (3,945)
EXERCISE OF COMMON STOCK
 OPTIONS................    686     492                                  (446)                     46
REPURCHASE OF COMMON
 STOCK..................   (425)    (42)                                   42
PAYMENT ON NOTES
 RECEIVABLE.............                                                   25                      25
ISSUANCE OF COMMON STOCK
 FOR SERVICES...........     44      47                                                            47
COMPENSATORY STOCK
 ARRANGEMENTS...........                    $2,929        $(2,929)
AMORTIZATION OF DEFERRED
 STOCK COMPENSATION.....                                    1,158                               1,158
ISSUANCE OF COMMON STOCK
 OPTIONS AND WARRANTS
 FOR SERVICES...........            178                                                           178
ACCRETION OF MANDATORILY
 REDEEMABLE PREFERRED
 STOCK..................                                                              (656)      (656)
NET LOSS................                                                            (8,860)    (8,860)
                          -----    ----     ------        -------       -----     --------   --------
BALANCE, DECEMBER 31,
 1998...................  3,132    $922     $2,929        $(1,771)      $(606)    $(13,481)  $(12,007)
                          =====    ====     ======        =======       =====     ========   ========

                See notes to consolidated financial statements.

                       FLYCAST COMMUNICATIONS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                    Years Ended December 31,
                                                    --------------------------
                                                     1996     1997      1998
                                                    ----------------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss..........................................  $ (395) $ (3,346) $ (8,860)
Adjustments to reconcile net loss to net cash used
 in operating activities:
  Depreciation....................................      30       204       585
  Provision for bad debts.........................                12       236
  Loss on sale of property and equipment..........                           5
  Stock and warrants issued for services..........                         225
  Noncash interest expense........................                71       248
  Stock-based compensation expense................                       1,158
  Changes in operating assets and liabilities:
    Accounts receivable...........................     (50)     (493)   (3,507)
    Prepaid expenses and other assets.............      (4)      (54)     (317)
    Accounts payable..............................      40       321     2,200
    Accrued liabilities...........................      30       121       694
                                                    ------  --------  --------
      Net cash used in operating activities.......    (349)   (3,164)   (7,333)
                                                    ------  --------  --------
CASH FLOWS USED IN INVESTING ACTIVITIES:
  Purchases of property and equipment.............    (252)     (569)     (132)
  Proceeds from sale of property and equipment....                           4
  Purchases of short term investments.............                        (183)
                                                    ------  --------  --------
      Net cash used in investing activities.......    (252)     (569)     (311)
                                                    ------  --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long term debt....................                       5,100
  Payments on long term debt......................                        (179)
  Payments on capital leases......................               (28)     (244)
  Proceeds from notes payable to shareholders.....      19
  Payment on notes payable to shareholders........                (5)
  Proceeds from payment of notes receivable from
   stockholders...................................                16        25
  Proceeds from issuance of common stock..........     595         8        46
  Proceeds from issuance of preferred stock.......             7,308     4,500
                                                    ------  --------  --------
      Net cash provided by financing activities...     614     7,299     9,248
                                                    ------  --------  --------
NET INCREASE IN CASH AND CASH EQUIVALENTS.........      13     3,566     1,604
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD....      14        27     3,593
                                                    ------  --------  --------
CASH AND CASH EQUIVALENTS, END OF PERIOD..........  $   27  $  3,593  $  5,197
                                                    ======  ========  ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for interest..........................          $     27  $    258
                                                            ========  ========
  Noncash financing and investing activities:
    Purchase of equipment under capital lease.....          $    100  $  1,704
                                                            ========  ========
    Issuance of common stock for notes
     receivable...................................  $   16  $    228  $    446
                                                    ======  ========  ========
    Repurchase of common stock for extinguishment
     of debt......................................                    $     42
                                                                      ========
    Conversion of common stock to preferred
     stock........................................          $    611
                                                            ========

                See notes to consolidated financial statements.

                       FLYCAST COMMUNICATIONS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Organization--Flycast Communications Corporation ("Flycast") commenced operations on April 14, 1996 (inception). Flycast is a leading provider of Web-based advertising solutions designed to maximize the return on investment for direct response advertisers and e-commerce companies. Flycast is headquartered in San Francisco.

   Basis of Presentation--On August 30, 1999, Flycast completed a merger with InterStep, Inc. ("InterStep") a Massachusetts corporation which commenced operations in 1995. The transaction has been accounted for as a pooling-of-interests and, accordingly, the consolidated financial statements of Flycast Communications Corporation (the "Company") for all periods presented have been restated to include the accounts of InterStep (see Note 9). No adjustments were required to conform accounting policies of the entities. There were no significant intercompany transactions requiring elimination for any periods presented.

   Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company performs ongoing credit evaluations of its customers' respective financial conditions, and, generally, requires no collateral from its customers. The Company maintains an allowance for uncollectible accounts receivable based on the expected collectibility of accounts receivable.

   Cash equivalents consist of money market funds and certificates of deposit with original maturities of three months or less at the time of acquisition.

   Investments consist of certificates of deposit with an original maturity date of greater than three months at the time of acquisition. Such investments are considered available for sale and have carrying values which approximate fair value.

   Property and Equipment--Property and equipment are stated at cost. Equipment held under capital leases is stated at the present value of minimum lease payments. Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Equipment held under capital leases is amortized on the straight-line method over the shorter of the lease term or the estimated useful life of the asset.

   Revenue Recognition--Revenues derived from the delivery of advertising impressions through third-party Web sites and delivery of e-mail content are recognized in the period the advertising impressions or e-mail contents are delivered provided collection of the resulting receivable is probable. Revenues from list management and distribution services are recognized when services have been performed. Amounts payable to third party Web sites for advertisements displayed on such sites are recorded as cost of revenue in the period the advertising impressions or e-mails are delivered.

   Advertising expenses are charged to operations as incurred. Advertising expenses were not significant in 1996 or 1997 and were $634,000 in 1998.

   Research and development expenses are charged to operations as incurred.

   Income Taxes--Deferred tax liabilities are recognized for future taxable amounts, and deferred tax assets are recognized for future deductions, net of a valuation allowance to reduce net deferred tax assets to amounts that are more likely than not to be realized.

                       FLYCAST COMMUNICATIONS CORPORATION

   Concentration of Credit Risk--Financial instruments that potentially subject the Company to concentration of credit risk consist of trade receivables. The Company's credit risk is mitigated by the Company's credit evaluation process and the reasonably short collection terms. The Company does not require collateral or other security to support accounts receivable and maintains reserves for potential credit losses.

   Financial Instruments--The Company's financial instruments include cash and cash equivalents, short-term investments, notes receivable from stockholders and long-term debt. At December 31, 1997 and 1998, the fair values of these instruments approximated their financial statement carrying amounts.

   Stock-Based Compensation--The Company accounts for its employee stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, no accounting recognition is given to stock options granted to employees (including directors) at fair market value until they are exercised. Upon exercise, the net proceeds are credited to stockholders' equity (deficit). Compensation expense is recognized for stock options granted to employees (including directors) at less than fair market value.

   The Company accounts for stock options issued to non-employees in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation" and Emerging Issues Task Force Issue No. 96-18 under the fair value based method.

   Impairment of Long-Lived Assets and Long-Lived Assets To Be Disposed Of--The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets or intangibles may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

   Loss per Common Share--Basic loss per common share excludes dilution and is computed by dividing loss attributable to common stockholders by the weighted average number of common shares outstanding for the period (excluding shares subject to repurchase). Diluted loss per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Common share equivalents are excluded from the computation in loss periods as their effect would be antidilutive.

   Pro Forma Net Loss per Common Share--Pro forma basic and diluted loss per common share is computed by dividing loss attributable to common stockholders by the weighted average number of common shares outstanding for the period (excluding shares subject to repurchase) and the weighted average number of common shares resulting from the assumed conversion of outstanding shares of mandatorily redeemable preferred stock.

   Recently Issued Accounting Standards--In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, "Reporting Comprehensive Income," which requires an enterprise to report, by major components and as a single total, the change in its net assets during the period from nonowner sources; and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas and major customers. The Company had no comprehensive income items to report for the three years in the period ended December 31, 1998. The Company currently operates one reportable segment under SFAS No. 131. Adoption of these statements in 1998 did not impact the Company's financial position, results of operations or cash flows.

                       FLYCAST COMMUNICATIONS CORPORATION

   In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which defines derivatives, requires that all derivatives be carried at fair value, and provides for hedge accounting when certain conditions are met. SFAS No. 133 is effective for the Company in fiscal 2001. Although the Company has not fully assessed the implications of SFAS No. 133, the Company does not believe that adoption of this statement will have a material impact on the Company's financial position or results of operations.

2. PROPERTY AND EQUIPMENT

   Property and equipment as of December 31, 1997 and 1998 consisted of the following (in thousands):

                                                                  1997    1998
                                                                  -----  ------
   Computer equipment and purchased software..................... $ 810  $  904
   Computer equipment under capital lease........................   100   1,796
   Furniture, fixtures and office equipment......................    29      60
                                                                  -----  ------
       Total.....................................................   939   2,760
   Less accumulated depreciation.................................  (236)   (815)
                                                                  -----  ------
   Net........................................................... $ 703  $1,945
                                                                  =====  ======

   The accumulated depreciation associated with computer equipment under capital lease was $24,000 and $312,000 at December 31, 1997 and 1998, respectively.

3. NOTES PAYABLE TO STOCKHOLDERS

   The Company has notes payable to two stockholders, payable on demand, with interest of 6.74%. The outstanding amount as of December 31, 1997 and 1998 is $58,000 and $62,000, respectively.

4. DEBT

   In 1998, the Company borrowed $600,000 from a lending institution at an 8% interest rate. Principal and interest payments are due in monthly installments through July 2001. As of December 31, 1998, the outstanding obligation was $445,000.

   In 1998, the Company obtained a $175,000 letter of credit as a security deposit on office space leased. The letter of credit is collateralized by all assets of the Company.

   In 1998, the Company entered into a financing agreement with a preferred stockholder and lender for $2,500,000, due in April 2002 with interest at 11% per annum, and for an additional $5,000,000, due in August 2001 with interest at 14%. The Company granted this lender Series C preferred stock warrants to purchase 55,409 shares at $4.51 per share, and 72,324 shares of preferred stock at $4.42 per share. The estimated fair value allocated to the warrants of $304,000 is being accreted over the life of the financing agreements. As of December 31, 1998, the recorded obligation totaled $4,220,000 and $3,000,000 is available for future borrowing.

   Debt outstanding excluding capital lease obligations (Note 8) as of December 31, 1998 will be due in annual principal payments of $983,000, $1,876,000, $1,646,000 and $160,000 in 1999, 2000, 2001 and 2002, respectively.

                       FLYCAST COMMUNICATIONS CORPORATION

5. INCOME TAXES

   The Company's deferred income tax assets are comprised of the following (in thousands):

                              1997    1998
                             ------  ------
   Deferred tax assets:
   Net operating loss
    carryforwards..........  $1,368  $4,239
   Reserves and accruals
    not currently
    deductible.............      28     807
   Research and development
    tax credit.............      40     135
   Other...................      23      28
                             ------  ------
   Total gross deferred tax
    assets before valuation
    allowance..............   1,459   5,209
   Valuation allowance.....  (1,452) (4,945)
                             ------  ------
                                  7     264
   Deferred tax
    liabilities:
   Accrual to cash
    adjustments............            (264)
   Other...................      (7)
                             ------  ------
   Total gross deferred
    liabilities............      (7)   (264)
                             ------  ------
   Net deferred tax
    assets.................  $    0  $    0
                             ======  ======

   The Company established a 100% valuation allowance at December 31, 1996, 1997 and 1998 due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets.

   At December 31, 1998, the Company had net operating loss ("NOL") carryforwards of approximately $11,000,000 for federal and state income tax purposes. These carryforwards begin to expire in 2004 for state and 2011 for federal purposes. The Company also has available federal and state research and development tax credit carryforwards of $77,000 and $58,000, respectively, which had no expiration date as of December 31, 1998.

   Internal Revenue Code Section 382 and similar California rules place a limitation on the amount of taxable income which can be offset by NOL carryforwards after a change in control (generally greater than 50% change in ownership). Due to these provisions, utilization of the NOL and tax credit carryforwards may be limited.

6. STOCKHOLDERS' EQUITY (DEFICIT)

 Common Stock Reserved For Future Issuance

   At December 31, 1998, the Company has reserved the following shares of common stock for issuance in connection with:

   Conversion of Series A preferred stock.............................   911,295
   Conversion of Series B preferred stock............................. 5,324,532
   Conversion of Series C preferred stock.............................   497,785
   Warrants issued and outstanding....................................   386,237
   Options issued and outstanding..................................... 1,938,705
   Options available under stock option plans.........................   132,230
                                                                       ---------
   Total.............................................................. 9,190,784
                                                                       =========

                      FLYCAST COMMUNICATIONS CORPORATION

 Mandatorily Redeemable Preferred Stock

   In July 1997, the Company issued 611,295 shares of Series A redeemable convertible stock in exchange for all 1,000 shares of outstanding common stock. Additionally, in July 1997, 300,000 shares of Series A preferred stock were issued upon conversion of $300,000 of convertible notes. In July, August and December 1997, the Company issued 5,324,532 shares of Series B preferred stock for $1.33 per share. In December 1998, the Company issued 497,785 shares of Series C preferred stock for $9.04 per share.

   Significant terms of the Series A, B and C redeemable convertible preferred stock are as follows (see Note 9):

  . At the option of the holder, each share of preferred stock is convertible at any time into one share of common stock, subject to adjustment for certain dilutive issuances. As of December 31, 1998, no such adjustments had occurred. Shares automatically convert into common stock upon the earlier of (a) completion of a public offering with aggregate proceeds greater than $15,000,000 at not less than $8.00 per share or (b) upon the consent of more than 50% of the holders of the preferred stock, voting together as a single class.

  . Series A, B and C convertible preferred stock are entitled to annual noncumulative cash dividends of $0.08, $0.106 and $0.723 per share, respectively, when and if declared by the Board of Directors.

  . In the event of any liquidation of the Company (which includes the acquisition of the Company by another entity), the holders of Series B and Series C preferred stock have a liquidation preference over common stock and Series A preferred stock of $1.33 per share and $9.04 per share, respectively, plus all declared but unpaid dividends. After such payment, the holders of Series A preferred stock have a liquidation preference of $1.00 per share plus any declared but unpaid dividends. Upon payment of all preferred stock liquidation preferences, any remaining proceeds will be allocated to the common stockholders.

  . Any time after May 31, 2002, upon the vote of at least two-thirds of the then outstanding redeemable convertible preferred stock, the Company will be required to redeem all of the redeemable convertible preferred stock at the liquidation preference plus an amount equal to $0.08, $0.106 and $0.723 per share per year compounded annually for Series A, B and C, respectively, less any cash dividends paid. As a result, the Company has recorded an increase to the carrying values by the accretion of the mandatorily redeemable preferred stock of $206,000 in 1997 and $656,000 in 1998.

  . Holders of preferred stock have the same voting rights as the holders of common stock.

 Preferred Stock Warrants

   In 1997, in connection with certain loan arrangements, the Company issued five year warrants to purchase 33,834 shares of Series B preferred stock at $1.33 per share and 7,500 shares of Series A preferred stock at $1.00 per share to a bank. The warrants expire in 2002. The fair value of these warrants of $33,000 was recognized as interest expense in 1997.

   Also in 1997, in connection with a bridge loan arrangement, the Company issued a five year warrant to purchase 43,854 shares of Series B preferred stock at $1.33 per share. The warrant expires in 2002 or upon closing of an underwritten public offering. The fair value of these warrants of $36,000 was recognized as interest expense in 1997.

   As discussed in Note 4, in 1998, the Company granted a lender Series C preferred stock warrants to purchase 55,409 shares at $4.51 per share, and 72,324 shares at $4.42 per share. The warrants expire upon the earlier of five years from the grant date or two years from closing of an underwritten public offering. The fair value of the warrants of $304,000 is being accreted to interest expense over the life of the financing agreements.

                       FLYCAST COMMUNICATIONS CORPORATION

   In 1998, in connection with certain bridge loan arrangements, the Company issued warrants to purchase 132,840 shares of Series C preferred stock at $9.04 per share to various lenders. The warrants expire in 2003 or upon closing of an underwritten public offering. The fair value of these warrants of $200,000 was recognized as interest expense in 1998.

 Notes Receivable from Stockholders

   In July 1997, the Company issued an aggregate of 2,275,011 shares of common stock to officers and members of the Board of Directors. In connection with such issuance, the Company's board members paid for the stock by issuing notes payable (secured by the shares of the Company's common stock purchased) to the Company. The secured note payable bears interest at 6.65% per annum with the entire principal balance of the note, together with all accrued and unpaid interest, due and payable on the earlier of (a) nine months after the closing of an initial public offering of the Company's common stock or (b) July 2002 or
(c) termination of employment. The shares vest over a four year period. Any unvested shares purchased are subject to repurchase rights by the Company upon occurrence of certain events or conditions, such as employment termination, at the original purchase price. Of such shares, there were 1,990,635 and 997,500 shares subject to repurchase at December 31, 1997 and 1998, respectively.

   Additionally, in September 1998, two officers of the Company exercised options to purchase 357,000 shares with an exercise price of $1.25 by issuing notes payable (secured by the shares of the Company's common stock purchased). The secured note payable bear interest at 5.54% per annum with the entire principal balances of the notes, together with all accrued and unpaid interest, due and payable on the earlier of (a) nine months after the closing of an underwritten public offering, (b) September 2003 or (c) termination of employment.

 Stock Option Plans

   The Company's stock option plans (the "Plans") provide for the grant of up to 2,850,000 incentive or nonstatutory options to employees, directors and consultants of the Company at the fair market value of the common stock on the date of grant as determined by the Board of Directors. Options granted under the Plans generally vest ratably over periods of up to four years and expire ten years from the date of grant. The Plans also provide for early exercise of options prior to full vesting. Any unvested shares purchased are subject to repurchase rights by the Company upon occurrence of certain events or conditions, such as employment termination, at the original purchase price. There were 528,289 shares subject to repurchase at December 31, 1998.

 Options and Warrants Granted to Nonemployees

   In 1998, the Company granted options and warrants for common stock to nonemployees for services performed and to be performed through 2002. In connection with these awards, the Company recognized $178,000 in stock-based compensation expense related to such options which vested during 1998. At December 31, 1998, unvested options granted to nonemployees totaled 24,479 shares.

 Stock-Based Compensation

   During 1998, the Company issued common stock options at less than the fair value of its common stock. The fair value of the common stock, weighted based on options granted in 1998, was $2.75 per share. Accordingly, the Company recorded $2,929,000 as the value of such options in 1998. Stock-based compensation of $1,158,000 was amortized to expense in 1998 and at December 31, 1998, the Company had $1,771,000 in deferred stock compensation related to such options, which will be amortized to expense through 2002.

                       FLYCAST COMMUNICATIONS CORPORATION

   During 1997, the Company issued common stock options at exercise prices equal to the fair value of its common stock. Accordingly, no stock-based compensation was recorded for that period.

 Stock Option Activity

   A summary of the Company's stock option activity follows (in thousands):

                                                                      Weighted
                                                                      Average
                                                          Outstanding Exercise
                                                            Options    Price
                                                          ----------- --------
Balance, January 1, 1997
Granted..................................................    497,125   $0.11
Exercised................................................    (68,020)   0.10
Canceled or expired......................................    (27,605)   0.10
                                                           ---------
Balance, December 31, 1997 (68,503 shares vested at a
 weighted average exercise price of $0.11)...............    401,500    0.11
Granted..................................................  2,551,756    1.61
Exercised................................................   (686,076)   0.73
Canceled or expired......................................   (328,475)   0.24
                                                           ---------
Balance, December 31, 1998...............................  1,938,705   $1.85
                                                           =========
Available for grant at December 31, 1998.................    132,230
                                                           =========

   The following table summarizes information about currently outstanding and vested stock options at December 31, 1998:

                          Options Outstanding              Options Vested
                    -----------------------------------  ---------------------
                                 Weighted
                                  Average     Weighted               Weighted
      Range of                   Remaining    Average                Average
      Exercise      Number of   Contractual   Exercise   Number of   Exercise
       Price         Shares        Life        Price      Shares      Price
   --------------   ---------   -----------   --------   ---------   --------
   $0.10 to $0.13     416,799      8.76        $0.12      333,348     $0.12
        1.25          866,500      9.46         1.25      176,135      1.25
        1.40          270,400      9.67         1.40       24,871      1.40
        1.48            4,506      9.67         1.48          250      1.48
        1.75          156,050      9.75         1.75        9,753      1.75
        8.00          224,450      9.92         8.00        4,676      8.00
                    ---------                  -----      -------     -----
                    1,938,705                  $1.85      549,033     $0.64
                    =========                  =====      =======     =====

 Additional Stock Plan Information

   As discussed in Note 1, the Company accounts for its stock-based awards to employees using the intrinsic value method in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related interpretations.

   SFAS No. 123, "Accounting for Stock-Based Compensation," requires the disclosure of pro forma net income (loss) and earnings (loss) per share had the Company adopted the fair value method since the Company's inception. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated

                       FLYCAST COMMUNICATIONS CORPORATION
through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards.

   The Company's calculations for employee grants were made using the minimum value option pricing model with the following weighted average assumptions:

                                                       Year Ended December 31,
                                                       ------------------------
                                                          1997         1998
                                                       -----------  -----------
   Dividend yield.....................................        None         None
   Risk free interest rate............................         6.1%         5.2%
   Expected term, in years............................         2.5          2.5

   The weighted average minimum value per option as of the date of grant for options granted during 1997 and 1998 was $0.02 and $1.31, respectively.

   If the computed minimum values of the Company's stock-based awards to employees had been amortized to expense over the vesting period of the awards as specified under SFAS No. 123, loss attributable to common stockholders and basic and diluted loss per share on a pro forma basis (as compared to such items as reported) would have been (in thousands):

                                                      Year Ended December 31,
                                                      ------------------------
                                                         1997         1998
                                                      -----------  -----------
   Loss attributable to common stockholders:
     As reported..................................... $    (3,552) $    (9,516)
     Pro forma....................................... $    (3,555) $    (9,640)
   Basic and diluted net loss per share:
     As reported..................................... $     (6.03) $     (7.26)
     Pro forma....................................... $     (6.03) $     (7.35)

7. NET LOSS PER SHARE

   The following is a reconciliation of the denominators used in computing basic and diluted net loss per share.

                                                 Years Ended December 31,
                                               ------------------------------
                                                1996      1997        1998
                                               ------- ----------  ----------
   Shares (denominator):
     Weighted average common shares
      outstanding............................. 476,584  1,644,053   2,834,981
     Weighted average common shares
      outstanding subject to repurchase.......       0 (1,054,562) (1,524,202)
                                               ------- ----------  ----------
   Shares used in computation, basic and
    diluted................................... 476,584    589,491   1,310,779
                                               ======= ==========  ==========

   For the three years ended December 31, 1996, 1997 and 1998, the Company had securities outstanding which could potentially dilute basic earnings per share in the future, but were excluded in the computation of diluted net loss per share in the periods presented, as their effect would have been antidilutive. Such outstanding securities consist of the following at December 31, 1998:
6,733,612 shares of convertible preferred stock, warrants to purchase 345,761 shares of preferred stock, and options and warrants to purchase 1,979,181 shares of common stock. There were 1,990,635 and 1,525,789 shares subject to repurchase by the Company at December 31, 1997 and 1998, respectively.

                       FLYCAST COMMUNICATIONS CORPORATION

8. COMMITMENTS AND CONTINGENCIES

 Leases

   Future minimum net lease payments under noncancellable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 1998 are as follows (in thousands):

                                                            Capital  Operating
                                                            Leases    Leases
                                                            -------  ---------
   Year ending December 31:
   1999.................................................... $  598    $  366
   2000....................................................    561       369
   2001....................................................    464       343
   2002....................................................     34       322
   2003....................................................              319
   Thereafter..............................................              346
                                                            ------    ------
     Total.................................................  1,657    $2,065
                                                                      ======
   Less amount representing interest.......................   (126)
                                                            ------
   Present value of net minimum capital lease payments.....  1,531
   Less current installments of obligations under capital
    leases.................................................   (490)
                                                            ------
   Obligations under capital leases, excluding current
    installments........................................... $1,041
                                                            ======

   Total rent expense under operating leases for the years ended 1996, 1997 and 1998 was $22,000, $127,000 and $400,000, respectively.

 Legal Matters

   In connection with the termination of employment of an officer, the Company foreclosed on 264,560 shares of the Company's common stock securing a promissory note from that officer. If that officer should elect to legally contest the number of shares issued to him, and if additional shares are ultimately issued, the Company could incur a charge equal to the fair market value of such shares. The ultimate outcome of this matter cannot be determined at this time.

   Additionally, the Company is involved in various other claims and legal actions. Management does not expect that the outcome of these other claims and actions will have a material effect on the Company's financial position or results of operations.

9. SUBSEQUENT EVENTS

   In January 1999, the Company sold 1,496,347 shares of Series C preferred stock at $9.04 per share for proceeds of $13,527,000.

   On January 4, 1999, the Board of Directors adopted, subject to stockholder approval, the 1999 Stock Option Plan (the "1999 Stock Plan"). The 1999 Stock Plan will serve as the successor equity incentive program to the Company's existing 1997 Stock Option Plan. A total of 2,000,000 shares of common stock were initially reserved for issuance under the 1999 Stock Plan. On March 30, 1999, the Board of Directors adopted an amendment to the 1999 Stock Plan that increased the shares of common stock reserved for issuance to 3,500,000. The number of shares reserved will increase for each of the next five years by the lesser of 1,000,000 shares or 3% of the number of shares of common stock outstanding at the beginning of the year.

                       FLYCAST COMMUNICATIONS CORPORATION

   On January 28, 1999, the Board of Directors adopted, subject to stockholder approval, the 1999 Directors' Stock Option Plan (the "Directors' Plan"). Under the Directors' Plan, each person who becomes a nonemployee director after the effective date of the Directors' Plan may be granted nonstatutory stock options. A total of 200,000 shares of common stock have initially been reserved for issuance under the Directors' Plan.

   On January 28, 1999, the Board of Directors approved, subject to stockholder approval, the reincorporation of the Company in the State of Delaware and the associated exchange of one share of common stock or preferred stock of the Company for every share of common stock or preferred stock, as the case may be, of the Company's California predecessor. Such reincorporation and stock exchange will become effective prior to the effective date of the initial public offering contemplated by the Company.

   Additionally, on January 28, 1999, the Board of Directors adopted, subject to stockholder approval, the 1999 Employee Stock Purchase Plan (the "Purchase Plan"). Under the Purchase Plan, eligible employees are allowed to have salary withholdings of up to 10% of their base compensation to purchase shares of common stock at a price equal to 85% of the lower of the market value of the stock at the beginning or end of defined purchase periods. The initial purchase period commences upon the effective date for the initial public offering of the Company's common stock. The Company has initially reserved 350,000 shares of common stock for issuance under this plan, and the number of shares reserved will increase for each of the next five years by the lesser of 75,000 shares or 0.5% of the shares of common stock outstanding at the beginning of the year.

   On May 4, 1999, Flycast completed an initial public offering of 3,000,000 shares of the Flycast's common stock. In addition, on June 4, 1999, the Company sold an additional 200,000 shares under the underwriters' overallotment option. Total net proceeds were $74.4 million. Upon the closing of the initial public offering, Flycast's mandatorily redeemable preferred stock converted into 6.9 million shares of common stock.

   On August 30, 1999, Flycast completed a merger with InterStep, Inc., a Massachusetts corporation which commenced operations in 1995. InterStep provides publishers with e-mail content management, list management and distribution services on an outsourced basis. In the transaction, Flycast issued 480,337 shares of common stock to InterStep's stockholders, of which 47,558 shares are held by an escrow agent to serve as security for the indemnity provided by stockholders of InterStep. The Company also assumed all outstanding InterStep common stock options, which were converted to options to purchase approximately 10,012 shares of the Company's common stock. No adjustments were required to conform accounting policies of the entities. There were no significant intercompany transactions requiring elimination for any periods presented.

   The above transaction has been accounted for as a pooling-of-interests and, accordingly, the supplemental consolidated financial statements of the Company for all periods presented have been restated to include the accounts of InterStep.

                       FLYCAST COMMUNICATIONS CORPORATION

   Revenue and net income (loss) of the separate companies for the periods preceding the acquisition were as follows (in thousands):

                                                                      Net Income
                                                              Revenue   (Loss)
                                                              ------- ----------
Fiscal year ended December 31, 1998
  Flycast.................................................... $8,029   $(9,306)
  InterStep..................................................  1,253       446
                                                              ------   -------
  Combined................................................... $9,282   $(8,860)
                                                              ======   =======
Fiscal year ended December 31, 1997
  Flycast.................................................... $  630   $(3,417)
  InterStep..................................................    304        71
                                                              ------   -------
  Combined................................................... $  934   $(3,346)
                                                              ======   =======
Fiscal year ended December 31, 1996
  Flycast.................................................... $  --    $  (445)
  InterStep..................................................    123        50
                                                              ------   -------
  Combined................................................... $  123   $  (395)
                                                              ======   =======

   On September 30, 1999, the Company announced that a definitive agreement was entered into to be acquired by CMGI, Inc. ("CMGI") in a stock-for-stock merger. Under the terms of the agreement, CMGI will issue 0.4738 CMGI shares for every Flycast share held on the closing date of the transaction. Closing of the merger is subject to customary conditions, including formal approval by the Company's shareholders. In connection with the merger, the Company also entered into a Stock Option Agreement dated as of September 29, 1999, whereby the Company granted CMGI an option to purchase up to 19.9% of the outstanding shares of the Company common stock, which option may be exercised in the event that the Merger Agreement is terminated under certain circumstances. Related to the acquisition, the Company incurred $1,350,000 in expenses in the quarter ended September 30, 1999.

                       FLYCAST COMMUNICATIONS CORPORATION

                   Interim Consolidated Financial Statements

                                                                           Page
                                                                           ----
Consolidated Balance Sheets as of December 31, 1998 and September 30,
 1999 (unaudited)........................................................   18
Consolidated Statements of Operations for the three and nine months ended
 September 30, 1998 and 1999 (unaudited).................................   19
Consolidated Statements of Cash Flows for the nine months ended September
 30, 1998 and 1999 (unaudited)...........................................   20
Notes to Consolidated Financial Statements (unaudited)...................   21

                       FLYCAST COMMUNICATIONS CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                      (In thousands, except share amounts)
                                  (unaudited)

                                                                Dec.     Sept.
                                                                 31,      30,
                                                                1998     1999
                                                               -------  -------
                           ASSETS
Current assets:
  Cash and cash equivalents..................................  $ 5,197  $14,221
  Short-term investments.....................................      183   57,195
  Accounts receivable, net...................................    3,802   11,336
  Prepaid expenses...........................................      267    2,002
                                                               -------  -------
    Total current assets.....................................    9,449   84,754
Property and equipment, net..................................    1,945    9,606
Other assets.................................................      108      315
                                                               -------  -------
TOTAL ASSETS.................................................  $11,502  $94,675
                                                               =======  =======
   LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK AND
                STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable...........................................  $ 2,561  $10,270
  Accrued liabilities........................................      375    3,141
  Accrued compensation and benefits..........................      460    2,392
  Short-term capital lease obligations.......................      490      841
  Short-term debt............................................    1,045    1,817
                                                               -------  -------
    Total current liabilities................................    4,931   18,461
Long-term capital lease obligations..........................    1,041    1,189
Long-term debt...............................................    3,682    2,224
                                                               -------  -------
    Total liabilities........................................    9,654   21,874
                                                               -------  -------
Mandatorily redeemable preferred stock, $0.0001 par value,
 9,904,000 shares authorized:
  Series A, 920,000 designated, 918,295 shares issued and
   outstanding at December 31, 1998; none at September 30,
   1999......................................................    1,027
  Series B, 5,500,000 designated, 5,324,532 shares issued and outstanding at December 31, 1998; none at September 30,
   1999......................................................    7,824
  Series C, 3,484,000 designated, 497,785 shares issued and
   outstanding at December 31, 1998; none at September 30,
   1999......................................................    5,004
                                                               -------  -------
                                                                13,855      --
                                                               -------  -------
Stockholders' equity (deficit):
  Common stock, $.001 par value: 20,000,000 shares
   authorized; issued 2,690,787 shares--December 31, 1998;
   15,165,021 shares--September 30, 1999.....................      922  103,747
  Common stock options.......................................    2,929    3,931
  Deferred stock compensation................................   (1,771)  (1,556)
  Notes receivable from stockholders.........................     (606)    (404)
  Accumulated deficit........................................  (13,481) (32,917)
                                                               -------  -------
    Total stockholders' equity (deficit).....................  (12,007)  72,801
                                                               -------  -------
TOTAL LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK AND
 STOCKHOLDERS' EQUITY (DEFICIT)..............................  $11,502  $94,675
                                                               =======  =======

                 See notes to consolidated financial statements

                       FLYCAST COMMUNICATIONS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)
                                  (unaudited)

                                            Three Months       Nine Months
                                                Ended             Ended
                                            September 30,     September 30,
                                           ----------------  -----------------
                                            1998     1999     1998      1999
                                           -------  -------  -------  --------
Revenues.................................  $ 2,544  $12,531  $ 4,765  $ 24,066
Cost of revenues.........................    1,630    8,592    3,066    16,811
                                           -------  -------  -------  --------
  Gross profit...........................      914    3,939    1,699     7,255
Operating expenses:
  Sales and marketing....................    1,627    5,981    3,330    14,136
  Research and development...............      655    2,576    1,574     5,623
  General and administrative.............      490    2,481    1,389     4,922
  Stock-based compensation...............      407      365      737     1,323
                                           -------  -------  -------  --------
    Total operating expenses.............    3,179   11,403    7,030    26,004
Operating loss...........................   (2,265)  (7,464)  (5,331)  (18,749)
Interest income (expense), net...........      (63)    (309)     (71)       56
                                           -------  -------  -------  --------
Net loss.................................  $(2,328) $(7,773) $(5,402) $(18,693)
                                           =======  =======  =======  ========
Accretion of mandatorily redeemable
 preferred stock.........................     (165)     --      (491)     (667)
                                           =======  =======  =======  ========
Loss attributable to common
 stockholders............................  $(2,493) $(7,773) $(5,893) $(19,360)
                                           =======  =======  =======  ========
Basic and diluted loss per common share..  $ (1.75) $ (0.57) $ (4.77) $  (2.18)
                                           =======  =======  =======  ========
Shares used in computing basic and
 diluted loss per common share...........    1,426   13,645    1,235     8,895
                                           =======  =======  =======  ========
Proforma basic and diluted loss per
 common share............................  $ (0.33) $ (0.57) $ (0.79) $  (1.61)
                                           =======  =======  =======  ========
Shares used in computing proforma basic
 and diluted loss per common share.......    7,662   13,645    7,471    12,027
                                           =======  =======  =======  ========


                 See notes to consolidated financial statements

                      FLYCAST COMMUNICATIONS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In thousands)
                                  (unaudited)

                                                               Nine Months
                                                             Ended September
                                                                   30,
                                                             -----------------
                                                              1998      1999
                                                             -------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.................................................. $(5,402) $(18,693)
  Adjustments to reconcile net loss to net cash used by
   operating activities:
Depreciation and amortization...............................     388     1,590
Provision for doubtful accounts.............................     107       735
Loss on sale of property and equipment......................       5
Stock and warrants issued for services......................     180       139
Non-cash interest expense...................................      43
Stock-based compensation expense............................     736     1,323
Changes in operating assets and liabilities:
    Accounts receivable.....................................  (1,936)   (8,269)
    Prepaids and other assets...............................    (372)   (1,942)
    Accounts payable........................................   1,212     7,710
    Accrued liabilities.....................................     181     4,684
                                                             -------  --------
      Net cash used by operations...........................  (4,858)  (12,723)
                                                             -------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................     (93)   (8,197)
  Proceeds from sales of property and equipment.............       3
  Purchase of short term investments, net...................    (180)  (57,025)
                                                             -------  --------
      Net cash used by financing activities.................    (270)  (65,222)
                                                             -------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt..............................   2,100
  Payments on long-term debt................................    (115)     (673)
  Payments on capital leases................................    (163)     (492)
  Proceeds from payment of notes receivable from
   stockholders.............................................                58
  Payments on note payable to shareholders..................               (49)
  Shareholder distributions.................................               (79)
  Proceeds from issuance of common stock....................      25    73,668
  Proceeds from issuance of preferred stock.................     --     14,536
                                                             -------  --------
      Net cash provided by investing activities.............   1,847    86,969
                                                             -------  --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........  (3,281)    9,024
CASH AND CASH EQUIVALENTS--BEGINNING OF PERIOD..............   3,593     5,197
                                                             -------  --------
CASH AND CASH EQUIVALENTS--END OF PERIOD.................... $   312  $ 14,221
                                                             =======  ========
Supplemental Disclosures of Cash Flow Information:
  Cash paid for interest.................................... $   101  $    575
                                                             =======  ========
  Non-cash financing and investing activities:
    Purchase of equipment under capital leases.............. $ 1,612  $  1,041
                                                             =======  ========
    Issuance of common stock for notes receivable........... $   446  $     31
                                                             =======  ========
    Repurchase of common stock for extinguishment of debt... $    35  $    175
                                                             =======  ========
    Conversion of preferred stock to common stock........... $   --   $ 28,856
                                                             =======  ========

                 See notes to consolidated financial statements

                       FLYCAST COMMUNICATIONS CORPORATION

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                  (unaudited)

1. Basis of Presentation

   The interim consolidated financial statements are unaudited and have been prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited financial statement includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's financial position as of September 30, 1999 and the results of operations for the three and nine months ended September 30, 1998 and 1999 and cash flows for the nine months ended September 30, 1998 and 1999.

   The unaudited financial statements should be read in conjunction with Flycast's audited financial statements and the notes thereto as included in Flycast's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 4, 1999, and its periodic filings with the Securities and Exchange Commission thereafter. The results of operations for the three and nine months ended September 30, 1999 are not necessarily indicative of the results to be expected for any subsequent quarter or the entire year ending December 31, 1999.

   On August 30, 1999, Flycast acquired InterStep by issuing 480,337 shares of common stock for all of the outstanding shares of InterStep, Inc. in transaction that was accounted for as a pooling-of-interests. As a result, InterStep became a wholly owned subsidiary of Flycast. For purposes of financial statement presentation, historical financial information for InterStep has been consolidated into the statements presented herein.

   Certain reclassifications have been made to prior period financial statements to conform to the current period presentation.

2. Initial Public Offering

   On May 4, 1999, Flycast completed an initial public offering of 3,000,000 shares of the Flycast's common stock. In addition, on June 4, 1999, the Company sold an additional 200,000 shares under the underwriters' overallotment option. Total net proceeds were $74.4 million. Upon the closing of the initial public offering, Flycast's mandatorily redeemable preferred stock converted into 6.9 million shares of common stock.

3. Acquisitions

   On August 30, 1999, we acquired InterStep by issuing 480,337 shares of common stock for all of the outstanding shares of InterStep, Inc. Of the 480,337 shares of common stock, 47,558 shares are held by an escrow agent to serve as security for the indemnity provided by some of the shareholders of InterStep. The information presented herein reflects the combination of Flycast and InterStep accounted for as a pooling-of-interests.

   On September 30, 1999, we announced that we had signed a definitive agreement to be acquired by CMGI, Inc. in a stock-for-stock merger. Under the terms of the agreement, CMGI will issue 0.4738 CMGI shares for every Flycast share held on the closing date of the transaction. Closing of the merger is subject to customary conditions, including formal approval by our shareholders. It is anticipated that the transaction will close in January 2000. A significant percentage of our shareholders have agreed to vote in favor of the merger. In connection with the merger, we also entered into a Stock Option Agreement dated as of September 29, 1999, whereby we granted CMGI an option to purchase up to 19.9% of the outstanding shares of our common stock, which option may be exercised in the event that the Merger Agreement is terminated under certain circumstances. We incurred approximately $1.5 million in expenses, which are reflected as general and administrative operating expenses herein for the quarter ended September 30, 1999. We expect to incur additional financial advisory accounting and legal fees estimated to be between $6.0 million and $8.0 million contingent upon completion of the acquisition. This range is a preliminary estimate only and is, therefore, subject to change.

                       FLYCAST COMMUNICATIONS CORPORATION

                                  (unaudited)

4. Basic and Diluted Loss per Share

   Basic net loss per share is computed by dividing the loss attributable to common shareholders by the weighted average number of common shares outstanding for the period (excluding shares subject to repurchase). Diluted loss per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Common share equivalents are excluded from the computation in loss periods, as their effect would be antidilutive.

   The following is a reconciliation of the denominators used in calculating basic and diluted net loss per share (in thousands):

                                               Three Months     Nine Months
                                                   Ended           Ended
                                               September 30,   September 30,
                                               --------------  --------------
                                                1998    1999    1998    1999
                                               ------  ------  ------  ------
Shares (denominator)
Weighted average common shares outstanding....  2,677  14,980   2,744  10,310
Weighted average common shares outstanding
 subject to repurchase........................ (1,251) (1,335) (1,509) (1,415)
                                               ------  ------  ------  ------
Shares used in computation, basic and
 diluted......................................  1,426  13,645   1,235   8,895
                                               ======  ======  ======  ======

5. Pro Forma Loss per Common Share

   Pro forma basic and diluted loss per common share is computed by dividing loss attributable to common shareholders by the weighted average number of common shares outstanding for the period (excluding shares subject to repurchase) and the weighted average number of common shares resulting from the assumed conversion of outstanding mandatorily redeemable preferred stock.

6. Combining Financial Information

   The acquisition of InterStep has been accounted for as a pooling-of-interests and, accordingly, our historical consolidated financial statements have been restated to include the accounts and results of operations of InterStep. The results of operations previously reported by the separate businesses and the combined amounts presented in the accompanying consolidated financial statements are presented below.

                                           Three months ended Nine months ended
                                           September 30, 1998 September 30, 1998
                                           ------------------ ------------------
                                              (unaudited)        (unaudited)
Revenues:
Flycast...................................      $ 2,126            $ 3,890
InterStep.................................          418                875
                                                -------            -------
Combined..................................      $ 2,544            $ 4,765
                                                =======            =======
Net income (loss):
Flycast...................................      $(2,321)           $(5,775)
InterStep.................................           (7)               373
                                                -------            -------
Combined..................................      $(2,328)           $(5,402)
                                                =======            =======

   We have restated our results of operations for the three and nine month periods ended September 30, 1998 and 1999 by combining InterStep's financial statements with our financial statements. We have restated the balance sheet as of December 31, 1998 to include our balance sheet and InterStep's balance sheet as of December 31, 1998. The equity accounts of the separate entities were combined. There were no significant transactions between our Company and InterStep prior to the combination.